UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2021

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37526	45-5320061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Great Valley Parkway, Suite 24 Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2021, TELA Bio, Inc. (the “Company”) announced that John Ernest Nosenzo was appointed as a director of the Company. As previously announced, Adele Oliva resigned from the Board of Directors of the Company (the “Board”) effective upon the conclusion of the Company’s 2021 Annual Meeting of Stockholders on June 2, 2021 (the “Annual Meeting”), at which time the size of the Board was decreased from seven to six. Following Ms. Oliva’s resignation, upon recommendation from the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Board increased the size of the Board to seven and appointed Mr. Nosenzo to serve as a Class III director, with a term expiring at the Company’s 2022 Annual Meeting of Stockholders. Mr. Nosenzo will serve on the Company’s Nominating Committee.

The Board has determined that Mr. Nosenzo is an independent director under the applicable Nasdaq listing rules. There are no arrangements or understandings between Mr. Nosenzo and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Mr. Nosenzo (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Nosenzo does not have any family relationships with any of the Company’s directors or executive officers.

On June 2, 2021, the Board granted stock options to purchase 8,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), under the Company’s Amended and Restated 2019 Equity Incentive Plan (the “A&R 2019 Equity Incentive Plan”), to Mr. Nosenzo in connection with his appointment to the Board (the “Options”). The Options will vest in 36 equal monthly installments, subject to Mr. Nosenzo’s continuous service with the Company.

In accordance with the Company’s non-employee director compensation policy, Mr. Nosenzo will receive an annual base retainer of $40,000 and $5,000 for his service on the Board and the Nominating Committee, respectively.

In accordance with the Company’s non-employee director compensation policy, beginning at the Company’s 2022 Annual Meeting of Stockholders, Mr. Nosenzo will receive an annual award of an option to purchase shares of Common Stock having an aggregate fair value on the date of grant of $80,000, which will vest and become exercisable on the earlier of: (i) the first anniversary of the date of grant, (ii) the date of the Company’s subsequent annual meeting of stockholders, or (iii) the occurrence of a change in control (as defined in the A&R 2019 Equity Incentive Plan), subject to continued service with the Company.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 2, 2021, the Company held its Annual Meeting virtually. As of April 15, 2021, the record date for the Annual Meeting, there were 14,440,536 outstanding shares of the Company’s common stock. The following is a brief description of the final voting results for each of the proposals submitted to a vote of the stockholders at the Annual Meeting, which are described in detail in the Company’s definitive proxy statement for the Annual Meeting, filed with the U.S. Securities and Exchange Commission on April 22, 2021.

(a)	Proposal 1 — Election of Class II Directors. Each of Kurt Azarbarzin and Antony Koblish were elected to the Board to serve as Class II directors until the 2024 Annual Meeting of Stockholders and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal, as follows:

Name	For	Withheld	Broker Non-Votes
Kurt Azarbarzin	8,156,217	373,993	2,668,207
Antony Koblish	8,168,989	361,221	2,668,207

(b)	Proposal 2 — Ratification of Independent Registered Public Accountants. The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year was ratified, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,162,340	35,004	1,073	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President, Chief Executive Officer and Director

Date: June 7, 2021